Exhibit 3.2

BY-LAWS

OF

THE PNC FINANCIAL SERVICES GROUP, INC.

Amended and Restated effective as of August 15, 2013

Article I. PRINCIPAL OFFICE

The principal office of the Corporation shall be located at One PNC Plaza, Pittsburgh, Pennsylvania.

Article II. SHAREHOLDERS

1.	Shareholder Meetings

1.1	Annual Meetings.

An annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at 11 a.m. on the fourth Tuesday in April of each year, or on such other date or hour as may be fixed by the Board of Directors.

1.2	Special Meetings.

Special meetings of the shareholders may be called, at any time, by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”). Only business brought before a special meeting of the shareholders pursuant to the Corporation’s notice of the meeting shall be conducted at the meeting.

2.	Nominations and Other Business.

2.1	Annual Meetings of Shareholders.

(1) Nominations for the election of directors and other proposals for action at an annual meeting of shareholders may be made only (i) pursuant to the Corporation’s notice of such meeting, (ii) by or at the direction of a majority of the Board of Directors, or (iii) by one or more shareholders of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this By-Law and will be such at the time of the annual meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other procedures set forth in these By-Laws as to such business or nomination; clause (iii) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(2) Advance Notice Requirements. Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.1(1), the shareholder must have given timely notice thereof and timely updates and supplements thereof in writing to the Corporate Secretary and such other business must otherwise be a proper matter for shareholder action.

(a) To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(b) Notwithstanding anything in the preceding paragraph (a) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which a public announcement of the increase is first made by the Corporation.

(c) In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. The update and supplement shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than: (i) five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and (ii) eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(3) Disclosure Requirements. To be in proper form, a shareholder’s notice (whether given pursuant to this Section 2.1(3) or Section 2.2) to the Corporate Secretary must include the following, as applicable.

(a) As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a shareholder’s notice must set forth:

(i) the name and address of such shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith,

(ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (“Short Interests”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice and any updates and supplements thereof, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such shareholder, and (I) any direct or indirect interest of such shareholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and

(iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(b) If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

(c) As to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

(d) With respect to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraphs (a) and (c) above, also include a completed and signed questionnaire, representation and agreement required by Article III, Section 10. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

2.2	Nominations at Special Meetings of Shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this By-Law and will be such at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice and other procedures set forth in this By-Law as to such nomination; clause (ii) shall be the exclusive means for a shareholder to make nominations before a special meeting of shareholders. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 2.1(3) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Article III, Section 10) shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

2.3	General.

(1) To be properly brought before a meeting of shareholders, business must be of a proper subject for action by shareholders under applicable law and must not, if implemented, cause the Corporation to violate any state, federal or foreign law or regulation, each as determined in good faith by the Board of Directors. No person may be appointed, nominated or elected as a director of the Corporation unless such person, at the time such person is nominated and appointed or elected, would then be able to serve as a director without conflicting in any manner with any state, federal or foreign law or regulation applicable to the Corporation, as determined in good faith by the Board of Directors. Only such persons who are nominated in accordance with the procedures set forth in this Section 2 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2. Except as otherwise provided by law, the Articles of Incorporation of the Corporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2 and, if any proposed nomination or business is not in compliance with this Section 2, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 2, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.1 or Section 2.2.

3.	Place of Meetings

Meetings of the shareholders shall be held at the principal office of the Corporation or at such other place as the Board of Directors may designate. The Board shall have the right to determine that a meeting of shareholders be held solely by means of Internet or other electronic communications technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law (the “PaBCL”).

4.	Notice of Meetings.

Written notice of every meeting of the shareholders shall be given, either personally, by electronic transmission or by mail, to each shareholder of record entitled to vote at the meeting at least five days prior to the day named for the meeting, unless a greater period of notice is required by law. The notice shall state the day, time and place of such meeting and the general nature of the business to be transacted. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at such shareholder’s address as it appears on the stock transfer books of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the PaBCL. Notice of a meeting may be waived in writing and attendance at a meeting shall itself constitute a waiver of notice of the meeting except where a person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. Any previously scheduled meeting of the shareholders may be postponed, and

(unless the Articles of Incorporation otherwise provides) any special meeting of the shareholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

5.	Quorum.

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter. At a duly organized meeting, except as may be otherwise specified in the Articles of Incorporation or provided by law, each matter shall be decided upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class. The Chairman of the meeting or the holders of a majority of the shares represented in person or by proxy may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

6.	Record Date.

The Board of Directors may fix a record date not more than ninety days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights or the date when any change or conversion or exchange of shares will be made or go into effect. Only such shareholders as shall be shareholders of record at the close of business on the record date shall be entitled to notice of, or to vote at such meeting or to receive such allotment of rights or to exercise such rights, as the case may be.

7.	Conduct of Meetings.

The Board of Directors shall designate whether the Chairman of the Board, the Chief Executive Officer, or such other director as the Board may determine shall preside at each meeting of shareholders.

Article III. DIRECTORS

1.	Board of Directors

The business and affairs of the Corporation shall be managed by the Board of Directors, which shall consist of not less than five nor more than thirty-six members as shall be established from time to time exclusively by resolution of the Whole Board.

2.	Term of Office.

After being elected by the shareholders, or by the directors pursuant to Article III, Section 3, directors shall hold office until the next annual meeting and until their successors shall have been elected and qualified.

3.	Vacancy.

Subject to applicable law and the rights of the holders of any series of the Corporation’s preferred stock with respect to such series of preferred stock, all vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority of the remaining directors, even if less than a quorum.

4.	Organization.

As soon as practicable after the annual meeting of shareholders at which they were elected, the Board of Directors shall meet for the purpose of electing officers and the transaction of such other business as may be properly brought before the meeting.

5.	Regular Meetings.

Regular meetings of the Board of Directors may be held without notice at such times and at such places as the Board of Directors, by resolution, shall establish. When a regular meeting falls on a business holiday, it shall be held on the preceding or next following business day, as the Chief Executive Officer shall select.

6.	Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or at the written request of a majority of the Board of Directors then in office. Notice of special meetings shall be given to each director personally or in writing, or by telephone, not later than during the day immediately preceding the day of such meeting and shall include the general nature of the business to be transacted at the meeting. A special meeting may be held at any time without notice if the directors who are present do not object at the start of the meeting to the lack of notice and those who are not present waive notice of the meeting in accordance with the PaBCL.

7.	Quorum.

A majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. One or more directors may participate in a meeting of the Board of Directors, or in a meeting of a Committee of the Board of Directors by means of communication facilities enabling all persons participating in the meeting to hear each other.

8.	Conduct of Meetings.

The Board of Directors shall designate whether the Chairman of the Board, the Chief Executive Officer, or such other director as the Board may determine shall preside at each meeting of the Board of Directors.

9.	Action Without a Meeting.

Any action which may be taken at a meeting of the Board of Directors may be taken without a meeting if a written consent or consents setting forth the action so taken is signed by all the directors and filed with the Corporate Secretary.

10.	Compensation of Directors.

Directors shall be compensated for their services and reimbursed for their meeting attendance expenses, in such manner and at such time as the Board of Directors may determine.

11.	Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the applicable time periods prescribed for delivery of notice under Article II, Section 2) to the Corporate Secretary at the principal executive offices of the Corporation a written questionnaire (in the form provided by the Corporate Secretary upon written request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (d) will abide by the requirements of Article III, Section 12.

12.	Procedure for Election of Directors; Required Vote.

(1) Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of the Corporation’s preferred stock to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this By-Law, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this By-Law, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Corporate Secretary as of the close of the applicable notice of nomination period set forth in Article II, Section 2 of these By-Laws, based on whether one or more notice(s) of nomination were timely filed in accordance with said Article II, Section 2; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

(2) If a nominee for director who is an incumbent director is not elected and no successor was elected at the meeting at which the director was not re-elected, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by clause (d) of Article III, Section 11 of these By-Laws. The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article III, Section 3 of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 1 of these By-Laws.

(3) Except as otherwise provided by law, the Articles of Incorporation of the Corporation, or these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the shareholders.

Article IV. OFFICERS

1.	Designation.

The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Chairmen, one or more Vice Presidents of whom one or more may be designated Senior Executive Vice President, Executive Vice President or Senior Vice President, a Corporate Secretary, a Treasurer, a Controller, a General Auditor and such other officers as the Board of Directors, the President, the Vice Chairman or the Chief Executive Officer may from time to time designate. The officers of the Corporation may also include a Chairman of the Board, if so designated by the Board of Directors. The Board of Directors shall designate from among the Chairman of the Board (if an officer), President, and Vice Chairmen, one of those officers to be the Chief Executive Officer. All officers having the rank of Senior Vice President or higher shall be elected by the Board of Directors and shall hold office at the pleasure of the Board of Directors. All other officers shall be appointed by the Chief Executive Officer, or, in his or her absence, by such other officer or officers as may be designated by the Board of Directors, and such appointments shall be reported to the Board of Directors.

2.	Responsibilities of the Senior Officers.

2.1	Chief Executive Officer.

The Chief Executive Officer of the Corporation shall be ex officio a voting member of all standing Committees except the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. Subject to the direction of the Board of Directors, the Chief Executive Officer shall have the general supervision of the policies, business and operations of the Corporation, and of the other officers, agents and employees of the Corporation and, except as otherwise provided in these By-Laws or by the Board of Directors, shall have all the other powers and duties as are usually incident to the Chief Executive Officer of a corporation. In the absence of the Chief Executive Officer, his or her rights shall be held and duties shall be performed by such other officer or officers as shall be designated by the Board of Directors.

2.2	Chairman of the Board, President and Vice Chairman.

The Chairman of the Board, the President and the Vice Chairman if not designated as the Chief Executive Officer shall have such duties and powers as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.

2.3	Vice Presidents.

The Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, if such are elected, shall have the duties and powers as may from time to time be assigned to them by the Board of Directors, or by the Chief Executive Officer in the absence of any assignment by the Board of Directors. Any reference in these By-Laws to a Vice President will apply equally to a Senior Executive Vice President, Executive Vice President or a Senior Vice President unless the context requires otherwise.

2.4	Treasurer.

The Treasurer shall be responsible for the funding of the Corporation and for all moneys, funds, securities, fidelity and indemnity bonds and other valuables belonging to the Corporation; and shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

2.5	Corporate Secretary.

The Corporate Secretary shall: attend the meetings of the shareholders, of the Board of Directors, of the Executive Committee, and of such other Board Committees, if any, as have not appointed another person as secretary of that Committee; keep minutes thereof in suitable minute books; have charge of the corporate records and papers and the corporate seal; have charge of the stock and transfer records of the Corporation; keep a record of all shareholders and give notices of all meetings of shareholders, special meetings of the Board of Directors and of its Committees; and have such other duties as the Board of Directors or the Chief Executive Officer shall assign.

2.6	Controller.

The Controller, if a Controller is elected, shall cause to be kept proper records of the transactions of the Corporation; shall be responsible for the preparation of financial and tax reports required of the Corporation; and shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors or by the Chief Executive Officer.

2.7	General Auditor.

The General Auditor shall have charge of auditing the books, records and accounts of the Corporation and shall report directly to the Audit Committee of the Board of Directors.

2.8	Assistant Officers.

Each assistant officer as shall be elected shall assist in the performance of the duties of the officer to whom he or she is assistant and shall perform such duties in the absence of the officer. He or she shall perform such additional duties as the Board of Directors, the Chief Executive Officer, or the officer to whom he or she is assistant, may from time to time assign to him or her.

3.	Incumbency.

Any officer elected by the Board of Directors may be removed by the Board of Directors whenever, in its best judgment, the best interest of the Corporation will be served thereby, without prejudice however to any contract rights the person so removed may have with the Corporation or any of its subsidiaries.

Article V. COMMITTEES

1.	Standing Committees.

The standing committees of the Board of Directors shall be the Executive Committee, the Audit Committee, the Nominating and Governance Committee, the Personnel and Compensation Committee, and the Risk Committee.

1.1	Executive Committee.

The Executive Committee shall consist of (i) its chairman, who shall be the then serving chairman of the Nominating and Governance Committee unless another director is appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee, (ii) the Corporation’s Chief Executive Officer, and (iii) the then serving chairman of each other standing committee. The committee shall meet at such time or times as may be fixed by the Board of Directors, or upon the call of its chairman or the Chief Executive Officer. In the absence of the committee chairman, the Chief Executive Officer shall act as committee chairman unless the Board of Directors shall appoint some other director to act as committee chairman in such circumstances. In all instances which the committee shall deem necessary or appropriate, the Committee shall have and may exercise all of the powers and authority of the Board of Directors so far as may be permitted by law. All acts done and powers conferred by the committee from time to time shall be deemed to be, and may be certified as being, done and conferred under authority of the Board of Directors.

1.2	Audit Committee.

The Board of Directors shall appoint the members of the Audit Committee annually upon the recommendation of the Nominating and Governance Committee. The Committee shall consist of not fewer than three directors and shall satisfy the requirements of Securities and Exchange Commission Rule 10A-3.

1.3	Nominating and Governance Committee.

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Nominating and Governance Committee, consisting of not fewer than three directors.

1.4	Personnel and Compensation Committee.

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Personnel and Compensation Committee, consisting of not fewer than three directors.

1.5	Risk Committee.

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Risk Committee, consisting of not fewer than three directors, including no more than one management director.

1.6	Charters; Committee Members’ Independence and Qualifications; Committee Chairmen and Vice Chairmen.

(1) The purpose and responsibilities of each standing committee shall be set forth in a written charter approved by the Board of Directors. Each standing committee shall review and reassess the adequacy of its charter annually and recommend to the Board of Directors any proposed changes to its charter. The charters of the Audit, Nominating and Governance, and Personnel and Compensation Committees shall address such matters as may be required by the corporate governance rules of the New York Stock Exchange and shall be published in a manner permitted by such rules.

(2) Each director appointed to the Audit, Nominating and Governance, and Personnel and Compensation Committees must have been affirmatively determined by the Board of Directors to be independent under the corporate governance rules of the New York Stock Exchange, and to meet such other standards of independence as may be prescribed by applicable federal banking, securities, and income tax laws and regulations, if any, relating to the duties and responsibilities of the particular committee or committees on which he or she shall serve, and must retain his or her independent status at all times while serving on the committee. Members of the Audit Committee must also possess the experience and qualifications required for audit committee members by the corporate governance rules of the New York Stock Exchange and applicable federal banking laws.

(3) The chairman and vice chairman, if any, of each standing committee shall be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The chairman and vice chairman, if any, of the Risk Committee must be appointed from among the independent directors then serving on the committee. Each standing committee may delegate to its chairman or vice chairman, if any, such powers and authority as the committee deems appropriate, provided that applicable laws and regulations do not require such powers and authority to be exercised by the committee as a whole or by a subcommittee of at least two committee members.

1.7	Joint Committees of the Corporation’s and PNC Bank, National Association’s Boards of Directors.

Upon appropriate action by the Boards of Directors of the Corporation and PNC Bank, National Association, any committee authorized by these By-Laws other than the Executive Committee may be designated and function as a joint committee of both Boards of Directors. The title and charter of such a committee need not reflect its status as a joint committee unless both Boards of Directors expressly provide otherwise.

2.	Other Committees; Subcommittees.

The Board of Directors may authorize the establishment of such other committees as it shall deem advisable from time to time and may delegate to such committees such powers and authority as it shall deem appropriate and as shall be permitted by applicable laws and regulations. The Board shall appoint the members of any such other committee or shall determine the manner in which such members shall be appointed. Unless otherwise stated in its charter, each committee shall have the authority to form and to delegate its powers and authority to subcommittees of one or more committee members to the extent permitted by applicable laws and regulations.

3.	Minutes.

Minutes of the Executive Committee shall be submitted at a regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors. All other committees shall keep minutes of their meetings which shall be accessible to inspection by the Board of Directors at all times.

4.	Rules of Procedure.

Except as otherwise expressly provided for herein or in the committee’s charter, each committee may appoint a secretary, who need not be a director, adopt its own rules of procedure and, unless the Board of Directors has acted with respect thereto, determine the date, place and hour for its meetings. The Committee chairman or vice chairman may call a special meeting or reschedule a regular meeting if they deem it appropriate. In the absence of any other provision herein or in the committee’s charter to the contrary, a majority of the members of any committee shall constitute a quorum, and the action of a majority of the members in attendance at a committee meeting shall constitute the action of the body. Notice of meetings shall be given to each committee member personally, or in writing addressed to the address of the director appearing on the books of the Corporation, on or before the day preceding the meeting. Any action which may be taken at a meeting of a committee or subcommittee may be taken without a meeting if a written consent or consents setting forth the action so taken is signed by all members of the committee or subcommittee and filed with the Corporate Secretary.

Article VI. STOCK CERTIFICATES

1.	Certificated and Uncertificated Stock.

(1) The interest of each shareholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.

(2) Certificates of stock of the Corporation shall be signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice Chairman, or any Vice President and shall be countersigned by the Corporate Secretary, the Treasurer, or any

Assistant Corporate Secretary or Assistant Treasurer, and shall be sealed with the seal of the Corporation, which may be a facsimile. Where any such stock certificate is signed manually by a transfer agent or a registrar, the signatures of the officers may be facsimiles.

(3) At all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both certificated and uncertificated form.

2.	Transfers.

The shares of stock of the Corporation evidenced by certificates shall be transferable only on its books upon surrender of the stock certificate for such shares properly endorsed. The shares of stock of the Corporation which are uncertificated shall be transferable upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Board of Directors shall have power to appoint one or more Transfer Agents and Registrars for the transfer and registration of the Corporation’s stock of any class, and may require, in the case of certificated shares of stock, that stock certificates shall be countersigned and registered by one or more such Transfer Agents and Registrars.

3.	Lost or Destroyed Certificates.

If a stock certificate shall be lost, stolen or destroyed, the shareholder may file with the Corporation an affidavit stating the circumstances of the loss, theft or destruction and may request the issuance of a new certificate. He or she shall give to the Corporation a bond which shall be in such sum, contain such terms and provisions and have such surety or sureties as the Board of Directors may direct. The Corporation may thereupon issue a new certificate replacing the certificate lost, stolen or destroyed.

Article VII. DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

1.	Limitation of Director Liability.

A director of the Corporation shall, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, have no personal liability for monetary damages for any action taken, or any failure to take any action as a director, provided that this Section 1, Article VII shall not eliminate the liability of a director in any case where such elimination is not permitted by law.

2.	Indemnification.

(1) Each person who at any time is or shall have been a director or officer of the Corporation, or is serving or shall have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and his heirs, executors and administrators, shall be indemnified by the Corporation in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. The foregoing right of indemnification shall constitute a contract between the Corporation and each of its directors and officers and shall not be deemed exclusive of other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of shareholders or directors, or otherwise. If authorized by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person to the full extent permitted by the laws of the Commonwealth of Pennsylvania.

(2) The first (1st) paragraph of this Article VII, Section 2 provides indemnification only to persons who at any time are or shall have been (1) directors or officers of the Corporation or (2) directors or officers of the Corporation who are serving or shall have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person as described in (1) or (2) being a “Covered Person”).

(3) In connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or other, including without limitation an action by or in the right of the Corporation, in which a Covered Person was or is involved (as a party, a witness, by being threatened to be made a party, or otherwise) (each a “Proceeding”) for which the Covered Person may be entitled to indemnification under this Article VII, Section 2, the Corporation shall pay the expenses (including without limitation attorneys’ fees and expenses) incurred by such Covered Person in any such Proceeding in advance of final disposition of such Proceeding (an “advancement of expenses”) upon receipt by the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under this Article VII, Section 2 or otherwise.

(4) The Corporation will not, in connection with a Proceeding (or part thereof) initiated by a Covered Person, advance expenses to such person or, except as provided in the fifth (5th) paragraph of this Article VII, Section 2, indemnify such person pursuant to this Article VII, Section 2 unless the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(5) If a written claim for indemnification or advancement of expenses pursuant to this Article VII, Section 2 is not paid in full by the Corporation within sixty (60) days after such claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of any such claim, and if successful in whole or in part in any such suit, the claimant shall also be entitled to be paid the expenses of prosecuting such suit. It shall be a defense to any such suit (other than a suit to enforce a claim for advancement of expenses where the required undertaking has been received by the Corporation) that indemnification of the claimant would not be permitted by applicable law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any suit seeking indemnification or advancement of expenses pursuant to this Article VII, Section 2 that indemnification or advancement of expenses is proper in the circumstances, nor a determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that indemnification or advancement of expenses is not proper in the circumstances, shall, in itself, create a presumption that the claimant is not entitled to indemnification or advancement of expenses pursuant to this Article VII, Section 2 or be a defense to any such suit.

(6) If any provision or provisions of this Article VII, Section 2 are held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VII, Section 2 (including without limitation each portion of any paragraph of this Article VII, Section 2 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and (2) to the full extent possible, the provisions of this Article VII, Section 2 (including without limitation each such portion of any paragraph of this Article VII, Section 2 containing any such provision held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

(7) If a claimant is entitled to indemnification pursuant to the provisions of this Article VII, Section 2 for some or a portion of the expense, liability and loss incurred or suffered by such person in connection with any Proceeding but not for the total amount thereof, the Corporation shall indemnify the claimant for the portion thereof to which the claimant is entitled.

(8) The rights to indemnification and advancement of expenses set forth in this Article VII, Section 2: (1) shall be contract rights and such rights shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of a Covered Person’s heirs, executors, administrators and legal representatives; and (2) shall not be deemed exclusive of any other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any charter provision, by-law, agreement, vote of shareholders or directors, or otherwise. Any repeal, amendment or modification of this Article VII, Section 2 or adoption of any other provision of the By-Laws or Articles of Incorporation of the Corporation which has the effect of limiting the rights set forth in this Article VII, Section 2 shall operate prospectively only and shall not affect any rights or obligations with respect to actions, omissions, circumstances or events occurring prior to the adoption of any such repeal, amendment or modification. Each Covered Person shall be deemed to be serving as such in reliance on the provisions of this Article VII, Section 2. Nothing in this Article VII, Section 2 shall require the Corporation to take any action that would be prohibited by applicable law.

3.	Indemnification of Employees and Agents.

The Corporation may provide indemnification and advancement of expenses to any employee or agent of the Corporation up to the full extent of the provisions of Article VII, Section 2 of these By-Laws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article VIII. APPLICATION OF STATUTORY ANTI-TAKEOVER PROVISIONS

The following provisions of Title 15 of the Pennsylvania Consolidated Statutes shall not be applicable to the Corporation: (i) Subchapter G of Chapter 25; and (ii) Subchapter H of Chapter 25.

Article IX. EXERCISE OF AUTHORITY DURING EMERGENCIES

The Board of Directors or the Executive Committee may from time to time adopt resolutions authorizing certain persons and entities to exercise authority on behalf of this Corporation in time of emergency, and in the time of emergency any such resolutions will be applicable, notwithstanding any provisions as to the contrary contained in these By-Laws.

Article X. CHARITABLE CONTRIBUTIONS

The Board of Directors may authorize contributions to community funds, or to charitable, philanthropic, or benevolent instrumentalities conducive to public welfare in such sums as the Board of Directors may deem expedient and in the interest of the Corporation.

Article XI. EXCLUSIVE FORUM

Venue in the following actions and proceedings shall be exclusively in the state and federal courts sitting in the judicial district embracing the county in which the registered office of the Corporation is located:

(1) any derivative action or proceeding brought on behalf of the Corporation;

(2) any action or proceeding asserting a claim of breach of duty owed by any director, officer or other employee of the Corporation to the Corporation or its shareholders;

(3) any action or proceeding brought under 15 Pa.C.S. Subchapter 15D (relating to dissenters rights);

(4) any action or proceeding brought under 15 Pa.C.S. Subchapter 17G (relating to judicial supervision of corporate action);

(5) any action or proceeding brought under 15 Pa.C.S. Chapter 25 (relating to registered corporations); or

(6) any action or proceeding asserting a claim against the Corporation, or any director, officer or other employee of the Corporation (i) arising under any provision of the PaBCL, or the articles of incorporation or bylaws of the Corporation, or (ii) governed by the internal affairs doctrine.

Article XII. AMENDMENTS

These By-Laws may be altered, amended, added to or repealed by a vote of a majority of the Board of Directors at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors called for that purpose.

Article XIII. CONSTRUCTION

Reference in these By-Laws to “written” or “in writing” includes electronic transmission. Electronic transmission means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.